UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HUSKER AG, LLC

(Name of Registrant as Specified In Its Charter)

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AMENDMENT NO. 2 TO

PRELIMINARY PROXY

HUSKER AG, LLC

54048 Highway 20

Plainview, Nebraska 68769

NOTICE OF 2006 ANNUAL MEETING OF MEMBERS

TO BE HELD ON

                , 2006

To the Members of Husker Ag, LLC:

Notice is hereby given that the 2006 Annual Meeting of Members (the “Annual Meeting”) of Husker Ag, LLC (the “Company”) will be held at the Osmond City Hall, 413 N. State Street, Osmond, Nebraska, on                 , 2006, at 10:00 a.m., local time for the following purposes:

1. To elect four (4) Class II Directors to serve until the 2009 Annual Meeting of Members and until their successors are elected.

2. To authorize the Company’s Board of Directors to pursue a proposed expansion to the Company’s existing plant that is intended to add approximately 40 million gallons per year ethanol production capacity to the Company’s existing operations as described in the Company’s Proxy Statement.

3. To authorize the Company’s Board of Directors to obtain debt financing for the proposed plant expansion project as described in the Company’s Proxy Statement; and to pledge all or substantially all of the Company’s assets to secure the new debt.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. If you have any questions regarding the information in the Proxy Statement or regarding completion of the enclosed Form of Proxy, please call the Company at (402) 582-4446.

The Board of Directors is not aware of any other business to come before the Annual Meeting. Only members of record at the close of business on April 10, 2006 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof.

All members are cordially invited to attend the Annual Meeting in person. However, to assure the presence of a quorum, you are requested to promptly sign, date and return the enclosed form of proxy, which is solicited by the board of directors, by fax or in the enclosed, self-addressed stamped envelope whether or not you plan to attend the Annual Meeting. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Fredrick J. Knievel

Chairman of the Board

Plainview, Nebraska

                , 2006

EACH MEMBER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY EITHER BY FAX OR IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A MEMBER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE MEMBERSHIP UNITS IN PERSON.

HUSKER AG, LLC

54048 Highway 20

Plainview, Nebraska 68769

PROXY STATEMENT

2006 Annual Meeting of Members

                    , 2006

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the Board of Directors of Husker Ag, LLC (the “Company”) for use at the Annual Meeting of Members of the Company to be held on                 , 2006, and at any adjournment thereof. Such meeting is to be held at the Osmond City Hall, 413 N. State Street, Osmond, Nebraska, and will commence at 10:00 a.m. Such solicitation is being made by mail and the Company may also use its officers, directors and regular employees to solicit proxies from members either in person or by telephone, facsimile or letter without extra compensation.

Voting Rights and Outstanding Membership Units

Holders of Membership Units of the Company (the “Membership Units”) of record at the close of business on April 10, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. As of that date, there were 15,318 Membership Units issued and outstanding. Each member entitled to vote will have one vote for each Membership Unit owned of record by such member as of the close of business on the Record Date on any matter which may properly come before the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to members on or about                 , 2006. The Company’s 2005 Form 10-K, which includes the Company’s annual report to its members along with the 2005 audited financial statements, is being mailed to members with this Proxy Statement.

The presence of a majority of the outstanding Membership Units of the Company entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate votes cast for directors or withheld, affirmative and negative votes and abstentions.

Proxy Voting

Membership Units cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a member may authorize the voting of his, her or its Membership Units at the Annual Meeting. The Membership Units represented by each properly executed proxy will be voted at the Annual Meeting in accordance with the member’s directions. Members are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If no choice has been specified and the enclosed proxy is properly executed and returned, the Membership Units will be voted FOR the persons nominated by the Board for election as directors and FOR both of the proposals regarding the proposed plant expansion project. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Execution of the enclosed proxy will not affect a member’s right to attend the Annual Meeting and vote in person. Any member giving a proxy has the right to revoke it by voting at the meeting, by giving either personal or written notice of such revocation to Mr. Fredrick J. Knievel, Chairman of the Board and

President of Husker Ag, LLC, at the Company’s offices at 54048 Highway 20, Plainview, Nebraska 68769, or to the Corporate Secretary, Leonard Wostrel, at the commencement of the Annual Meeting.

Abstentions on any of the proposals or votes withheld for all director nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on the proposals presented to the members.

Attendance and Voting at the Annual Meeting

If you own a Membership Unit of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy. We encourage you to vote your Membership Unit in advance of the Annual Meeting date by returning the enclosed proxy, even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting as described above even if you have already voted.

Solicitation

This solicitation is being made by the Company. The entire cost of such solicitation, which represents the amount normally expended for a solicitation relating to an uncontested election of directors, will be borne by the Company. Such cost will include the cost of supplying necessary additional copies of the solicitation material and the annual report to members, for beneficial owners of Membership Units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

YOUR PROXY VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY and delegates discretionary authority with respect to any additional matters which may properly come before the Annual Meeting. Although the Board is not currently aware of any additional matter, if other matters do properly come before the Annual Meeting, proxies will vote thereon in accordance with their best judgment.

If you have any questions regarding the information in the Proxy Statement or regarding completion of the enclosed form of proxy, please call the Company at (402) 582-4446.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: Election of Directors and Voting

The first proposal for the 2006 Annual Meeting is the election of four Class II directors to hold office until the 2009 Annual Meeting of Members or until a successor is duly elected and qualified. The following current directors have been nominated by the Board of Directors: Stanley Gyberg, Mike Kinney and J. Alex Thramer. In addition, the Board of Directors has nominated Gerald Winter for a Class II directorship. Detailed information on each nominee is provided below in the “Information About Nominees and Current Directors” section.

As indicated in the proxy, where no direction is given, the proxies solicited by the Board of Directors will be voted in favor of the election of the nominees listed in this Proxy Statement. If any such nominees shall withdraw or otherwise become unavailable, which is not expected, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. Members who neither submit a proxy nor attend the meeting, along with broker non-votes, will not be counted as either a vote for or against the election of a director.

Your Board recommends a vote FOR the election of each of its nominees for Class II Directors.

Cumulative Voting Description

Members have cumulative voting rights. Each member entitled to vote has the right to vote, in person or by proxy, the number of Membership Units owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her Units, or by distributing such votes on the same principle among any number of candidates.

Unless otherwise instructed, the proxy holders will vote the proxies received by them equally for each nominee shown in this Proxy Statement, reserving the right, however, to cumulate their votes and distribute them among the nominees in their discretion. A member may also withhold authority to vote for any nominee (or nominees) by striking through the name (or names) of such nominees on the form of proxy. Neither Membership Units nor proxies may be voted for a greater number of persons than the number of nominees shown below.

Votes withheld for all director nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast in the director election.

The four nominees receiving the highest vote totals will be elected as directors of the Company at the Annual Meeting; provided a quorum is present.

Proposals Relating to the Plant Expansion Project

Proposals 2 and 3 relate to the approval of the Company’s proposed expansion to the existing plant facility, and include generally the proposed expansion project (Proposal 2), and the proposed debt financing to help pay for the expansion including the pledge of the Company’s assets to secure the new debt (Proposal 3). Both of these proposals are described in more detail below. The Company has conditioned the approval of both of these individual proposals on the members’ approval of the other related proposal; that is, both Proposal 2 and Proposal 3 must pass by the requisite two-thirds (2/3rds) membership vote for the Company to proceed with the proposed plant expansion project.

PROPOSAL 2: Approval of Plant Expansion Project

The second proposal for the 2006 Annual Meeting is a proposal to authorize the Company’s Board of Directors to pursue an expansion of the Company’s plant by adding approximately 40 million gallons of ethanol production capacity to the Company’s existing operations. This plant expansion project would require the approval of a proposed agreement with ICM, Inc. for the design, construction and start-up of a plant expansion with an expected basic contract price of $45,500,000. The plant expansion project would also require debt financing necessary to finance the cost of this contract along with other additional ancillary costs of the proposed expansion. Therefore, this proposal is subject to member approval of Proposal 3 which is the debt financing for the expansion project. The Board of Directors approved this plant expansion project subject to the requisite approval of members at the 2006 Annual Meeting. Please refer to Page 17 of this Proxy Statement for a more detailed discussion of this proposal.

The Board of Directors has determined that the adoption of this Proposal 2 will require the approval of those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. Members who neither submit a proxy nor attend the meeting, along with broker non-votes and abstentions, will not be counted as either a vote for or against this proposal, but will be equivalent to a vote against the proposal since the proposal requires a minimum of 10,213 votes in favor of the proposal. As indicated in the proxy, in the absence of instructions to the contrary, the proxies solicited by the Board will be voted FOR this proposal submitted to the members by the Board of Directors.

Your Board recommends a vote FOR this Proposal 2.

PROPOSAL 3: Approval of Debt Financing for Plant Expansion Project

The third proposal for the 2006 Annual Meeting is a proposal to authorize the Company’s Board of Directors to borrow the funds necessary to finance the proposed plant expansion project. This proposal would also authorize the Board of Directors to pledge all or substantially all of the Company’s assets to secure this debt. This proposal is subject to member approval of Proposal 2 which is the plant expansion project. The Board of Directors approved this debt financing and related pledging of Company assets subject to the requisite approval of members at the 2006 Annual Meeting. Please refer to Page 19 of this Proxy Statement for a more detailed discussion of this proposal.

In accordance with the Company’s Operating Agreement, adoption of this Proposal 3 requires the approval of those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. Members who neither submit a proxy nor attend the meeting, along with broker non-votes and abstentions, will not be counted as either a vote for or against this proposal, but will be equivalent to a vote against the proposal since the proposal requires a minimum of 10,213 votes in favor of the proposal. As indicated in the proxy, in the absence of instructions to the contrary, the proxies solicited by the Board will be voted FOR this proposal submitted to the members by the Board of Directors.

Your Board recommends a vote FOR this Proposal 3.

INFORMATION ABOUT NOMINEES AND CURRENT DIRECTORS

Four directors are to be elected at this Annual Meeting to hold office until the 2009 Annual Meeting of Members or until a successor is duly elected and qualified. The Articles of Organization, as amended, of the Company provide for classification of directors into three classes, with each class serving staggered three-year terms. The Company’s Second Amended and Restated Agreement, as amended (the “Operating Agreement”), provides for thirteen directors, with five Class I directors to be elected in 2008, four Class II directors to be elected in 2006 and four Class III directors to be elected in 2007.

All of the nominees are incumbent directors with the exception of Gerald Winter, who was recommended for nomination as a Class II director by the Company’s Nominating Committee, and approved by the Company’s Board of Directors.

Your Board recommends a vote FOR the election of each of its nominees for Class II Directors.

The following table contains certain information with respect to the director nominees including those persons currently serving as directors and persons nominated for election at the 2006 Annual Meeting of Members:

Class II Nominees for the Board of Directors:

Name and Principal Occupation	Age	Year First Became Director	Term Expires
Stanley Gyberg Farmer Luverne, Minnesota	62	2003	2006
Mike Kinney Vice President, Kinney, Inc. Elgin, Nebraska	48	2000	2006
J. Alex Thramer Self-employed, Thramer Irrigation Ewing, Nebraska	77	2000	2006
Gerald Winter [1] Farmer Luverne, Minnesota	68	–	–
1—	The Company’s Nominating Committee nominated Mr. Winter for election as a Class II director at its meeting held April 4, 2006. David A. Kolsrud, a current Class II director, elected not to seek re-election for his Class II director seat.

Biographical Information on Class II Nominees

Stanley Gyberg is a self-employed farmer and has been actively engaged in farming for 38 years and currently operates an 800 acre farm with a corn and soybean rotation. Mr. Gyberg currently serves as a member of the Board of Directors of CORN-er Stone Farmers Co-op. Since 1980, Mr. Gyberg has served as the Clerk of the Kanaranzi Township. Mr. Gyberg is also currently the Chairman of the Southwest Minnesota Farmers Co-op Elevator, a full service grain, agronomy and feed cooperative with sales between $30-40 million per year. The Southwest Minnesota Farmers Co-op Elevator is located in Luverne, Minnesota and has over 500 members. Mr. Gyberg has served as a member of the Board of the Southwest Minnesota Farmers Co-op Elevator for 14 years and has served as the Chairman for the past 10 years. Mr. Gyberg has been married to his wife Irene for 40 years and they have 3 grown children.

Mike Kinney has been employed by Kinney, Inc., which is a family farm corporation located near Elgin, Nebraska since 1974. He is currently serving as Vice President of Kinney, Inc. Mr. Kinney is also a partner in Kinney Bros., a farming operation.

J. Alex Thramer is self-employed in the irrigation sales and services industry by Thramer Irrigation located near Ewing, Nebraska which has been in operation for over 30 years.

Gerald Winter, of Luverne, Minnesota, is a lifelong resident of Rock County, Minnesota. He and his family have been farming since 1960. He has served on numerous boards including as Chairman of the Rock County Rural Board and in the capacity of President of the congregation of his church. Mr. Winter has also been actively involved with Agri-Energy, L.L.C., of Luverne, Minnesota from the time of its inception.

Class I and Class III Directors:

Name and Principal Occupation	Age	Year First Became Director	Class	Term Expires
Gary Kuester Owner, Kuester Hay Stanton, Nebraska	60	2000	III	2007

Fredrick J. Knievel President and Co-owner, Knievel Farms, Inc. Clearwater, Nebraska	64	2000	III	2007

David Stearns Commodities Assistant, Agri-Energy, L.P. Luverne, Minnesota	58	2004	III	2007

Leonard Wostrel Farmer Creighton, Nebraska	67	2004	III	2007

Robert E. Brummels Self-employed Farmer Coleridge, Nebraska	55	2004	I	2008

Ronald A. Fick Self-employed, Harvest Farms Luverne, Minnesota	51	2002	I	2008

Kent A. Friedrich Owner and Manager, Edward Jones Investment Office Norfolk, Nebraska	43	2005	I	2008

James Hall Self-employed Farmer Sioux Falls, South Dakota	61	2001	I	2008

O. Wayne Mitchell Senior Vice President, Fagen, Inc. Granite Falls, Minnesota	50	2001	I	2008

Biographical Information on Class II and III Directors

Gary Kuester is the owner of Kuester Hay, a company that buys and sells alfalfa and grass hay located near Stanton, Nebraska. Kuester Hay has been in business since 1979. Mr. Kuester has been involved in ethanol production for many years through a small ethanol production facility located on his family farm and has been licensed to produce ethanol since 1992.

Fredrick J. Knievel is the President and co-owner of Knievel Farms, Inc. which is a farming operation located near Clearwater, Nebraska engaged in the production of corn, soybeans, hay and cattle. Mr. Knievel has been associated with Knievel Farms, Inc. since 1978.

David Stearns currently resides in Luverne, Minnesota, where he was born and raised. Mr. Stearns has been employed as a DDG Marketer with Agri-Energy, L.P. a 12-million gallon per year ethanol plant located in Luverne, Minnesota, since August 1998. Mr. Stearns’ duties with Agri-Energy, L.P. include the selling and scheduling of sales of distiller grains, and management of the scale office for all inbound and outbound commodities.

Leonard Wostrel is a resident of Creighton, Nebraska, where he currently farms 1500 acres raising corn and soybeans in Pierce, Knox and Antelope Counties. Mr. Wostrel has been in the farming business for over 40 years. Mr. Wostrel is very interested in renewable fuels and has taken two trips with the Business Advisory Council to Washington, D.C. to lobby for renewable fuel legislation.

Robert E. Brummels, of Coleridge, Nebraska, is a lifelong resident of Cedar County, Nebraska. He and his wife currently operate a farm northeast of Coleridge where they raise corn, soybeans and alfalfa and own a cow-calf herd. Prior to his current farming operation, Mr. Brummels was in the dairy business from 1974 through 1986 and in the hog business from 1987 through 1998. In 1973 Mr. Brummels graduated from the University of Nebraska-Lincoln College of Agriculture with a Bachelor of Science degree in animal science.

Ronald A. Fick, of Luverne, Minnesota, is self-employed and has operated a corn and soybean grain farming operation (Harvest Farms) since 1973. He is also co-owner of a gravel and rock extraction business. Mr. Fick’s operations are located just to the southwest of Luverne, Minnesota. Mr. Fick served on the Sioux Valley Southwestern Electric Advisory Board for 11 years. He has served on the Rock County Fair Board of Directors for over 20 years, 3 years as President.

Kent A. Friedrich, of Plainview, Nebraska, has worked as an investment representative for an Edward Jones investment office in Norfolk, Nebraska, since 2002. From 2000 to 2002, Mr. Friedrich worked as an investment representative for Heritage Financial. He has previously served as an Associate Director for Battle Creek Farmers Co-op and on the nominating committee for Farm Credit Services. Mr. Friedrich and his wife Denise, along with their three children, have been lifelong residents of Plainview, Nebraska. Mr. Friedrich and his wife have also operated a farming operation for over 20 years in the Plainview area.

James Hall, of Sioux Falls, South Dakota, is currently a director of Agri-Energy, L.P. Mr. Hall has been a farmer for 42 years in Southeast South Dakota. Mr. Hall is also currently President of the Lincoln County Farm Bureau and the Lincoln County Soybean Association.

O. Wayne Mitchell, of Willmar, Minnesota, is currently Senior Vice President, Technology and Business Development for Fagen, Inc. and he has been employed by Fagen since June 2000. Fagen, Inc. is a design-build contractor specializing in the construction of ethanol plants. Prior to joining Fagen, he served as Process Team Leader from May 1998 to June 2000 for Reilly Industries, Inc., where he directed multidisciplinary teams engaged in chemical process research and development. From March 1998 to June 2000, Mr. Mitchell was President and owner of Solid Rock Consulting, LLC, a private company providing consulting services to the ethanol industry. Solid Rock Consulting, LLC is currently inactive. From May 1996 to May 1998, he worked as Plant Manager and Quality Assurance Manager for Micronutrients, LLC, an animal feed supplement manufacturer. Prior to joining Micronutrients, from January 1993 to May 1996, he served as the Design Engineer for Broin and Associates, Inc. where he performed detailed process design and start-up of dry grind ethanol plants. From August 1991 to January 1993, he served as senior environmental project engineer for Heritage Environmental Services, Inc. where he was involved in environmental consulting and project management at major oil refineries. Prior to that, Mr. Mitchell served as an area manager for Ethyl Corporation. Mr. Mitchell serves on the Board of Directors of six ethanol plants, Badger State Ethanol, LLC, in Monroe, Wisconsin, Husker Ag, LLC, in Plainview, Nebraska, Platte Valley Fuel Ethanol, LLC in Central City, Nebraska, United Wisconsin Grain Producers, LLC in Friesland, Wisconsin, Western Wisconsin Energy, LLC in Boyceville, Wisconsin, and Bushmills Ethanol, LLC in Atwater, Minnesota. Both Badger State Ethanol, LLC, and United Wisconsin Grain Producers, LLC, are SEC registered companies. Mr. Mitchell also serves on the Board of US BioEnergy Corporation which has an ethanol plant under construction in Albert City, Iowa. Mr. Mitchell has a B.S. in Chemical Engineering from the University of Wisconsin-Madison.

Board of Directors’ Meetings

The Board of Directors generally meets once or twice each month. The Board of Directors held 21 regularly scheduled and special meetings during the fiscal year ended December 31, 2005. Each incumbent director, except for Stan Gyberg, and Wayne Mitchell, participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the committees of which he was a member during the fiscal year ended December 31, 2005.

Audit Committee

On January 8, 2002, Husker Ag adopted an Audit Committee Charter in compliance with Securities and Exchange Commission rules and established an audit committee. On November 12, 2004, Husker Ag amended the written charter of the Audit Committee and a copy of the Amended and Restated Audit Committee Charter is attached as an appendix to the Company’s 2005 Proxy Statement filed with the SEC on April 29, 2005. The Audit Committee reviews the services provided by the Company’s independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls. The Audit Committee currently consists of Robert E. Brummels, who serves as the chairman of the committee, Kent Friedrich, Gary Kuester and Fredrick J. Knievel. There are no Audit Committee financial experts on the Husker Ag Board and Audit Committee. There are a limited number of persons meeting the SEC requirements for an Audit Committee financial expert located in the Northeastern Nebraska communities in which the Company transacts business, or among investors in Husker Ag, who comprise the likely base for persons serving on the Husker Ag Board. The Nominating Committee of Husker Ag will consider whether any nominees may have such expertise in reviewing and recommending candidates for the Board of Directors.

The Company has established an audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and believes that the members of the Audit Committee are independent within the meaning of the listing standards of the National Association of Securities Dealers, the operators of The NASDAQ Stock Market. The Audit Committee held nine regularly scheduled or special meetings during the fiscal year ended December 31, 2005.

Audit Committee Report

The following report was delivered to the Board of Directors of the Company by the Audit Committee on March 28, 2006. The following report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Report of Audit Committee of Husker Ag, LLC Board of Directors

March 28, 2006

To the Board of Directors of Husker Ag, LLC:

The Audit Committee of the Board of Directors is comprised of Messrs. Brummels, Friedrich, Knievel and Kuester. Mr. Brummels is chairman of the Audit Committee. All of the committee members qualify as independent members of the Audit Committee under the NASDAQ National Market listing standards. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Company’s Amended and Restated Audit Committee Charter.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent accountants their independence.

Based on the reviewed and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Husker Ag, LLC Annual Report on Form-10K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Husker Ag, LLC Board of Directors:

Robert E. Brummels, Chairman

Kent Friedrich

Fredrick J. Knievel

Gary Kuester

Principal Accountant Fees and Services

BKD, LLP, the Company’s independent certified public accountants for the three year period ended December 31, 2005, performed various audit, audit-related, tax and other services for Husker Ag. The following table represents fees for professional audit services rendered by BKD, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees for other services rendered by BKD, LLP during those periods:

Type of Service	2005	2004
Audit Fees[1]	$80,055	$85,400
Audit-Related Fees[2]	5,596	30,830
Tax Fees[3]	16,800	24,845
Reimbursed Expenses	12,083	8,813
All Other Fees	-0-	-0-
Total	$114,534	$149,888
1-	Fees for audit services include fees associated with the annual audit and reviews of the Company’s quarterly financial statements included in the reports on Forms 10-Q and 10-QSB and services normally provided in connection with statutory and regulatory filings or engagements.
2-	Principally accounting consultation.
3-	Includes $14,000 in 2005 and $13,000 in 2004 for tax preparation, and $2,800 in 2005 and $11,845 in 2004 for tax compliance, advice, and planning.

Pre-Approval Policies and Procedures.    In accordance with Section 10(A)(i) of the Securities and Exchange Act of 1934, the Company Audit Committee approves the engagement of our independent accountants to render audit and non-audit services before those services are rendered, considering, among other things, whether the proposed engagement would impact the independence of the auditors. All of the fees of BKD, LLP reflected above were approved by the Audit Committee.

Other Committees

The Company has established a Personnel Committee which is responsible for reviewing the compensation and related benefits for Company employees. The Personnel Committee currently consists of Chairman James Hall, Ronald Fick, Fredrick Knievel, David Kolsrud and Leonard Wostrel. Seth Harder serves as an advisory member of the Personnel Committee. The Personnel Committee held five meetings during the fiscal year ended December 31, 2005.

Pursuant to a resolution adopted at the Company’s Board of Directors’ meeting held March 5, 2002, the Board of Directors established a standing Nominating Committee to be elected from its members. The Nominating Committee does not have a charter. The Nominating Committee currently consists of Robert Brummels, Kent Friedrich, Gary Kuester and James Hall. The Company believes that the members of the Nominating Committee are independent within the meaning of the listing standards of the National Association of Securities Dealers, the operators of the NASDAQ Stock Market. The Nominating Committee held one regularly scheduled meeting during the fiscal year ended December 31, 2005.

The principal responsibility of the Nominating Committee is to recommend to the Board prior to the annual members’ meetings nominees for election to the Board of Directors for whom the Company will solicit proxies. Also, in the event of a vacancy, the Nominating Committee may recommend to the Board a nominee to fill such vacancy.

The Nominating Committee actively solicits nominations for the Company Board of Directors from the Company’s members. Such nominations are considered by the Nominating Committee in its recommended slate of directors, and the Nominating Committee considers and evaluates the experience of incumbent directors in making its recommendations. Candidates for election to the Board of Directors for the 2006 Annual Meeting, including Board nominee Gerald Winter, were self-nominated. At the Board of Directors’ meeting held April 4, 2006, the Nominating Committee provided the Board with its recommendations with respect to the directors to be elected at this 2006 Annual Meeting. Although the Company has established formal procedures with respect to making nominations with respect to the election of directors, as described below, there are no formal procedures for the purpose of making recommendations concerning nominees to the Nominating Committee, and no formal minimum qualifications have been established that the Nominating Committee believes must be met by nominees recommended by the Nominating Committee. In accordance with Section 6.1(c) of the Company’s Operating Agreement, directors do not need to be residents of the State of Nebraska or members of the Company.

Section 6.1(d) of the Company’s Operating Agreement states that nominations for election to the Board of Directors may be made by the Board of Directors, the Nominating Committee, or by any member entitled to vote for the election of directors. Pursuant to Section 6.1(d), to be considered at the 2007 Annual Meeting, nominations must be submitted in writing to the Chairman of the Board or Corporate Secretary at the Company’s principal office, 54048 Highway 20, Plainview, Nebraska 68769 no earlier than October 1, 2006 and no later than March 31, 2007.

All committees are subject to change after the election of directors at the 2006 Annual Meeting of the Members.

MANAGEMENT

The Company’s day to day affairs are managed by Seth Harder, General Manager and its executive officers who are appointed for one year terms, subject to oversight and supervision by its Board of Directors. In January, 2006, Seth Harder was appointed General Manager by the Board of Directors, replacing Allen H. Sievertsen, who resigned effective December 31, 2005. Executive officers of the Company, and other significant employees of the Company, are listed below:

Name and Age	Current Position and Business History

Fredrick Knievel (64)	Chairman of the Board and President since June 29, 2004.[1]

Mike Kinney (48)	Vice Chairman of the Board and Vice President since June 29, 2004.[2]

Leonard Wostrel (67)	Secretary of the Company since June 29, 2004.

Robert E. Brummels (55)	Treasurer of the Company since June 29, 2004.

Seth Harder (27)	General Manager since January 2006.[3]

1 –	Fredrick Knievel was elected Chairman of the Board and President on June 29, 2004, replacing Gary Kuester who had been elected Chairman of the Board and President on March 24, 2003.

2 –	Mike Kinney was elected Vice Chairman of the Board and Vice President on June 29, 2004, replacing former director Scott Carpenter who had been elected Vice Chairman of the Board and Vice President on March 24, 2003 when Gary Kuester was elected Chairman and President.

3 –	Seth Harder was appointed as General Manager in January 2006, replacing Allen Sievertsen who left the Company on December 31, 2005.

Seth Harder, age 27, has been General Manager for Husker Ag since January 2006. Prior to this appointment, Mr. Harder served as the Company’s Plant Manager from September 2004 through December 2005. Prior to joining Husker Ag, Mr. Harder was an ethanol trainer and plant startup specialist from April 2004 through September 2004 for ICM, Inc. Mr. Harder was the Production Manager from November 2002 until April 2004 for Husker Ag. From December 2001 through November 2002, Mr. Harder managed a small ethanol plant for Kuester Ag, LLC, which is owned by Gary Kuester, member of the Board of Directors for Husker Ag.

Shaun Waldow, age 33, has been Plant Manager since January 2006. Prior to this position, Mr. Waldow had been Production Manager since May 2004, and he was an operator for the Company from January 2003 to May 2004. Prior to working for Husker Ag, Mr. Waldow worked as a farm and livestock manager for Warren Wortman from 1992 until January 2003.

Kristine Wacker, age 31, has been Husker Ag’s Controller since January 2006. Prior to this position, Ms. Wacker has worked as the Company’s plant accountant since June 2004. Prior to her work for Husker Ag, Ms. Wacker worked as an accountant and reimbursement analyst for Faith Regional Health Services, from April 1999 through June 2004. From December 1996 through April 1999, Ms. Wacker was a staff accountant for Auten, Sehi, Pruss and Beckmann, P.C.

COMPENSATION OF OFFICERS

The following table sets forth all compensation paid or payable by the Company during the past three fiscal years to the Company’s President and Vice President and to the Company’s General Manager who were serving in such capacities during the fiscal year ended December 31, 2005:

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Year	Salary	All Other Compensation

Fredrick J. Knievel[1], Chairman of the Board and	2005	$0	$4,950[4]
President since June 29, 2004	2004	$0	$3,200[4]
	2003	$0	$2,150[4]

Mike Kinney[2], Vice Chairman of the Board and	2005	$0	$4,100[4]
Vice President since June 29, 2004	2004	$0	$2,650[4]
	2003	$0	$1,800[4]

Allen H. Sievertsen[3], General Manager from	2005	$122,202	$2,257[5]
August 10, 2001 through December 31, 2005	2004	$103,333	$2,263[5]
	2003	$101,000	$1,342[5]

1 –	Fredrick Knievel was elected Chairman of the Board and President on June 29, 2004, replacing Gary Kuester who had been elected Chairman of the Board and President on March 24, 2003. None of the individuals serving as Chairman of the Board and President received any salary or compensation for his services other than directors’ and committee meeting fees.
2 –	Mike Kinney was elected Vice Chairman of the Board and Vice President on June 29, 2004, replacing former director Scott Carpenter who had been elected Vice Chairman of the Board and Vice President on March 24, 2003 when Gary Kuester was elected Chairman and President. None of the individuals serving as Vice Chairman of the Board and Vice President received any salary or compensation for his services other than directors’ and committee meeting fees.
3 –	Allen H. Sievertsen offered his resignation from the Company in December 2005. In January 20006, Seth Harder was appointed General Manager replacing Mr. Sievertsen.
4 –	Represents directors’ and committee meeting fees received for Board of Directors and committee meetings in accordance with the Company’s policy regarding the payment of directors’ fees.
5 –	Represents reimbursement of mileage expenses.

Fredrick J. Knievel is currently serving as the Company’s President and Mike Kinney is currently serving as its Vice President. Neither Mr. Knievel nor Mr. Kinney is under any written contract to provide services to the Company, and neither has received any compensation from the Company other than payment of directors’ fees. The Company reimburses its officers for expenses incurred relating to services rendered on its behalf.

In December 2003, the Company revised the Board compensation policy, to provide that commencing January 1, 2004, directors will be paid $200 per meeting, if the director is present for the meeting through adjournment; otherwise the meeting fee remained at $100 per meeting. Then on December 22, 2005, the Company revised the Board compensation policy, commencing January 1, 2006, by increasing the per meeting fee paid to directors for attendance at any Board meetings if the director is present in person at the meeting through adjournment to $300 per meeting for each director and to $400 per meeting for the Board Chairman; otherwise, the director is paid $100 per meeting attended. The Company also pays each director $100 per committee meeting attended in person and $50 per committee meeting attended via telephone conference. In addition, directors are reimbursed at $0.445 per mile (as of January 1, 2006) for mileage reimbursement for travel to and from meetings.

The Company does not have any compensatory security option plan for its executive officers and directors. None of the directors or officers of the Company have any options, warrants or other similar rights to purchase securities of the Company.

BOARD EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s executive officers have always been members of the Board of Directors; and none of the Company’s executive officers have ever been an employee of the Company. Like all other members of the board, the executive officers receive only directors’ fees for attendance at the board and committee meetings. Until January 1, 2006, the Company’s executive officers received the same per meeting directors’ fee as the other board members. However, as of January 1, 2006, the Chairman of the Board now receives $400 per meeting attended in person, which compares to $300 per meeting for all other directors, including all other executive officers.

For purposes of determining the Company’s director fees, i.e., executive compensation, the entire Board of Directors serves as the de facto “compensation committee”. Because of the nature of the director fees paid to the Company’s executive officers, the Company believes that the board compensation committee report on executive compensation required by Item 402(k) of Regulation S-K is not applicable for Husker Ag.

As noted above, the Personnel Committee of the Board of Directors is responsible for reviewing the compensation and related benefits for the Company’s employees, which includes the General Manager. Subject to review and oversight by the Board of Directors, the General Manager is the manager of the Company’s operations and he is not considered an executive officer. It has been the Board’s policy to disclose the General Manager’s compensation only if and when such annual compensation exceeds $100,000.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the entire Board of Directors serves as the executive compensation committee for purposes of determining the director fees to be paid to board members, including the executive officers. All of the executive officers of the Company were members of the Board of Directors during 2005, including Fredrick Knievel, Chairman of the Board, Mike Kinney, Vice Chairman of the Board, Leonard Wostrel, Secretary, and Robert E. Brummels, Treasurer. None of the members of the Board of Directors during 2005 or as of the date of this Proxy Statement is or has been an employee of the Company. There were no transactions between any member of the Board of Directors and the Company that occurred during 2005 which would require disclosure under Item 404 of Regulation S-K.

OWNERSHIP OF VOTING SECURITIES

BY DIRECTORS AND NOMINEES AND OFFICERS

The following table presents information regarding beneficial ownership of Membership Units of Husker Ag as of April 10, 2006 by (1) each director and nominee of Husker Ag, and (2) each named executive officer. Except as otherwise noted, based on information furnished by the owners, management believes that the members listed below have sole investment and voting power regarding their Membership Units, except that co-trustees share investment and voting power (* = Less than 1% of the class of Membership Units). (See section below entitled “Principal Holders of Voting Securities” for a listing of each member known by the Company to be an owner of more than 5% of its outstanding Membership Units.)

Name and Address of Beneficial Owner	Units Beneficially Owned		Percentage of Class

Current Directors and Management

Gary Kuester 56723 835 Road Stanton, NE 68779	2		*

Fredrick J. Knievel 51272 846 Rd. Clearwater, NE 68726	60	(1)	*

Mike Kinney. 51100 836 Road Elgin, NE 68636	110	(2)	*

J. Alex Thramer Box 278 Ewing, NE 68735	50	(3)	*

James Hall 26941 480th Ave. Sioux Falls, SD 57108	2,120	(4)	13.83%

David A. Kolsrud 203 81st Street Beaver Creek, MN 56116	300	(5)	1.96%

Ronald A. Fick 1159 101st Street Luverne, MN 56156	610	(6)	3.98%

(1)	Includes 30 Membership Units held by him and his wife as joint tenants with respect to which Mr. Knievel may be regarded as having shared voting and dispositive power.
(2)	Includes 10 Membership Units held by him and his wife as joint tenants with respect to which Mr. Kinney may be regarded as having shared voting and dispositive power and also includes 100 Membership Units held by Kinney, Inc. for which Mr. Kinney has shared voting and dispositive power.
(3)	Includes 20 Membership Units held by him and his wife as joint tenants with respect to which Mr. Thramer may be regarded as having shared voting and dispositive power.
(4)	Includes 110 Membership Units owned by Mr. Hall individually and 510 membership units held indirectly by him as a member of The Better Energy Company, LLC. This amount also includes 1,500 membership units of Agri-Energy, L.P. of which Mr. Hall is a director, with respect to which Mr. Hall may be regarded as having sole voting and dispositive power.
(5)	Includes 170 Membership Units held indirectly by him as a member of The Better Energy Company, LLC. This amount does not include Membership Units of Agri-Energy, L.P. of which Mr. Kolsrud is a partner.
(6)	Includes 510 membership units held indirectly by Mr. Fick as a member of The Better Energy Company, LLC.

Name and Address of Beneficial Owner	Units Beneficially Owned		Percentage of Class

Current Directors and Management

O. Wayne Mitchell 2001 Country Club Drive NE Willmar, MN 56201	-0-		-0-

Stanley A. Gyberg 676 150 Avenue Luverne, MN 56156	90	(7)	*

Robert E. Brummels 56849 876 Road Coleridge, NE 68727	400	(8)	2.61%

David Stearns 1110 N. Kniss Luverne, MN 56156	105	(9)	*

Leonard Wostrel 86752 Highway 13 Creighton, NE 68729	-0-		-0-

Kent A. Friedrich 53695 865 Road Plainview, NE 68769	150	(10)	*

Seth Harder 410 N Main Street Osmond, NE 68765	-0-		-0-

Class II Nominee

Gerald Winter 678 90th Avenue Luverne, MN 56156	190	(11)	1.24%

(7)	This amount does not include the 3,060 membership units owned by the Better Energy Company, LLC of which Mr. Gyberg owns 5.62%, nor any membership units of Agri-Energy, L.P., of which Mr. Gyberg is a partner and Mr. Gyberg disclaims beneficial ownership of such membership units.
(8)	These units are owned by a revocable trust in which Mr. Brummels and his wife are trustees and beneficial owners, with respect to which Mr. Brummels may be regarded as having shared voting and dispositive power.
(9)	These units are owned by Mr. Stearns and his wife as joint tenants with respect to which Mr. Stearns may be regarded as having shared voting and dispositive power.
(10)	These units are owned by Mr. Friedrich and his wife as tenants in common with respect to which Mr. Friedrich may be regarded as having shared voting and dispositive power.
(11)	Includes 20 Membership Units held by Mr. Winter and his wife as joint tenants with respect to which Mr. Winter may be regarded as having shared voting and dispositive power. This amount also includes 170 Membership Units held indirectly by him as a member of The Better Energy Company, LLC.

The following table sets forth certain information as to the Membership Units beneficially owned by all executive officers and directors of the Company as a group (14 persons) as of April 10, 2006:

Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Membership Units	3,997[1]	26.1%
1—	Includes 815 Membership Units with respect to which members of the group may be regarded as having shared voting power and/or shared investment power.

CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

Conflicts of interest may arise in the future as a result of the relationships between and among its members, officers, directors and their affiliates, although its officers and directors have fiduciary duties to Husker Ag. Husker Ag does not have a committee of independent directors or members or an otherwise disinterested body to consider transactions or arrangements that result from conflicts of interest. The Company’s Operating Agreement permits Husker Ag to enter into agreements with directors, officers, members and their affiliates, provided that any such transactions are on terms no more favorable to the directors, officers, members (or their affiliates) than generally afforded to non-affiliated parties in a similar transaction.

The Company has adopted an Affiliated Transactions Policy, which provides as follows concerning transactions with affiliated persons or entities:

All material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties, and that all material affiliated transactions and loans, or any forgiveness of loans must:

(a) be approved by a majority of the Company’s independent directors who do not have an interest in the transaction(s); or

(b) be approved by the affirmative vote of members holding a majority of the outstanding membership interests, excluding the membership interests of members having an interest in the transaction(s); or

(c) be established to have been fair to the Company when the transaction is judged according to the circumstances at the time of the commitment.

Notwithstanding anything in the Affiliated Transaction Policy to the contrary, all sales of corn and other feedstock by directors, officers, members or other affiliated parties to the Company, and all purchases of ethanol, distillers’ grains and other co-products by directors, officers, members or other affiliated parties from the Company, shall not require any of the approvals described above, provided, the purchase or sale price is equal to the then current market price and the transaction is on terms no less favorable than those that can be obtained from unaffiliated third parties.

On January 25, 2004, the Husker Ag Board of Directors adopted a Policy on Marketing which, among other things, provides that commencing April 1, 2004, no employee of Husker Ag, no member of the Board of Directors, and no person performing marketing functions for the Company, shall haul or have any ownership interest in trucks or entities which haul the Company’s products.

On December 16, 2003, the Company’s Board of Directors authorized the Company to enter into a SIMPLE IRA retirement plan with American Funds for its employees. Edward Jones is the Company’s authorized broker dealer for its employees’ investment in the retirement plan with American Funds. Kent Friedrich, elected to the Company’s Board of Directors in 2005, is Edward Jones’ investment representative working with the Company. Edward Jones and Mr. Friedrich are compensated based upon the amount of employee contributions made to the retirement plan. While this arrangement was entered into before Mr. Friedrich submitted his nomination to the Board, it complies with the Company’s Affiliated Transaction Policy. On April 26, 2005, the Company’s Board of Directors ratified the Company’s arrangement with American Funds and Edward Jones.

PROPOSALS RELATING TO THE PLANT EXPANSION PROJECT

General Background

On February 28, 2006, the Board of Directors approved a plan to proceed with a plant expansion project (the “Plant Expansion Project”) at the current Husker Ag location near Plainview, Nebraska, subject to member approval and bank financing. This proposed Plant Expansion Project would add approximately 40 million gallons per year of ethanol production capacity to the Company’s existing operations.

In order to proceed with the proposed Plant Expansion Project, the Company will need to (i) execute a definitive agreement with a design build contractor for the construction of the plant expansion; (ii) obtain bank financing for the construction of the plant expansion; and (iii) obtain equity financing from its members in the form of a rights offering which is described further below. These first two elements of the proposed Plant Expansion Project are represented by Proposals 2 and 3 which will each be voted on separately by the members. These proposals include the proposed expansion project including the design build contract (Proposal 2), and the proposed debt financing to help pay for the expansion including the pledge of the Company’s assets to secure the new debt (Proposal 3). The Company expects that its ability to obtain debt financing from a lender will be subject to the Company’s ability to raise a sufficient amount of equity capital. Section 6.2(m) of the Company’s Operating Agreement provides the Board of Directors with the authority to approve the issuance of “additional [Membership Units] to new and existing Members of the Company from time to time on terms and conditions determined by the Board in its sole discretion.” In accordance with this authority, the Company’s Board of Directors has approved a rights offering to members to provide a portion of the financing needed for the Plant Expansion Project.

Rights Offering

A rights offering is an offering to the existing members of Husker Ag of a right to subscribe to newly issued Membership Units on a pro rata basis, based on the member’s percentage ownership interest in the Company. See “Description of Husker Ag Membership Units” below for additional information concerning the Membership Units. The terms of the proposed rights offering are as follows:

(1) All Husker Ag members who are members as of a record date which is anticipated to be in August 2006 will be eligible to participate. The record date will be announced at a later date, but will be following the close of any sale transactions occurring during the trimester trading period which commenced April 1, 2006.

(2) It is anticipated that each Husker Ag member will be offered a nontransferable right to subscribe to one membership unit for each unit held as of the record date at a subscription price of $1,000 per unit. There are currently 15,318 Membership Units outstanding, and the total rights offering is anticipated to be for a maximum of 15,318 units or $15,318,000. In its discretion, the Company’s Board of Directors may also provide for oversubscription rights, with the terms of such oversubscription rights, if any, to be included at the time of the commencement of the rights offering. Members exercising their rights will be required to make a 10% down payment upon exercise of the right, with additional amounts due within 30 days of a call notice from the Company.

(3) It is currently anticipated that the rights offering will commence in August 2006, subject to regulatory review and approval, and will continue for a 30-day subscription period.

(4) The purpose of the rights offering would be to raise equity capital for the proposed Plant Expansion Project. The Company expects to apply the net proceeds from the rights offering to the payment of the Company’s design build contractor for the design and construction of the Plant Expansion Project. See “Design Build Contract” under Proposal 2 below.

(5) The rights offering is subject to a number of conditions, including the following:

(a)	Execution of definitive agreements with ICM regarding the construction of the Plant Expansion Project, and definitive agreements with a lender providing debt financing for the project.

(b)	Approval of the following proposals by the Company’s members holding at least two-thirds (2/3rds) of the outstanding Membership Units at the Company’s 2006 Annual Meeting:

(i)	Proposal 2 – proposed Plant Expansion Project including the agreement with ICM; and

(ii)	Proposal 3 – debt financing including the pledging of Company assets.

There can be no assurance that all such conditions will occur. There can also be no assurance that the Company will be able to raise enough equity financing from its members to allow the Company to continue with the proposed Plant Expansion Project.

Proposals 2 and 3

As explained in greater detail below, the Board of Directors has approved both of the proposals required for the Plant Expansion Project and recommended that the proposals be submitted to the members for approval at the 2006 Annual Meeting.

PROPOSAL 2: APPROVAL OF PLANT EXPANSION PROJECT

General Background

The second proposal for the 2006 Annual Meeting is a proposal to authorize the Board of Directors to expand the Company’s plant by adding approximately 40 million gallons of ethanol production capacity to the Company’s existing operations.

As explained in greater detail below, the Board of Directors has approved the Plant Expansion Project and has recommended that the project be submitted to the members for approval at the 2006 Annual Meeting. Specifically, the following resolution will be presented to the Company’s members at the Annual Meeting for this Proposal 2:

RESOLVED, that the members hereby approve the proposed Plant Expansion Project as described in the Company’s 2006 Proxy Statement. In addition, the members authorize the Company’s Board of Directors to take all actions as it deems necessary and desirable to finalize the terms of the Plant Expansion Project including the negotiation of the final terms of a definitive agreement with ICM, Inc.

The Board of Directors has determined that the proposed Plant Expansion Project will require approval by those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. In order to proceed with the proposed Plant Expansion Project, the Company will need to execute a definitive agreement with a design build contractor for the construction of the plant expansion.

The Board believes that approval of the Plant Expansion Project is in the best interest of the Company and its members. The Board believes that the Plant Expansion Project would allow the Company to benefit from competitive advantages resulting from an increase in the existing plant’s capacity. For example, the Company’s ability to market its ethanol would be enhanced as a result of an approximate 150% increase in the Company’s current ethanol production capacity. The Company would also be able to leverage much of its current plant infrastructure over a greater number of gallons of ethanol sold. In addition, certain fixed general and administrative expenses would not be expected to increase in proportion to the plant expansion, if at all.

Design Build Contract

On April 4, 2006, ICM, Inc. (“ICM”) executed a Letter of Intent (“Letter of Intent”) with Husker Ag. ICM is an ethanol plant design build contractor located in Colwich, Kansas. When the Company built its existing plant beginning in 2001, it entered into a limited license with ICM to use its technology and information in the design and construction of the ethanol plant. The Board is asking the members to approve the expansion contemplated by the Letter of Intent, which is attached to this Proxy Statement as Appendix I.

The Letter of Intent sets forth the Company’s understanding with ICM for the design, construction and start-up of a plant expansion project that would add 40 million gallons per year of ethanol production capacity to the Company’s existing operations. By comparison, the Company’s ethanol plant currently has the capacity to produce approximately 25 million gallons of ethanol per year. Therefore, the Plant Expansion Project would result in the Company’s total plant capacity exceeding 60 million gallons per year.

Except for certain provisions, the Letter of Intent is not a binding or legally enforceable agreement pending the negotiation and signing of a binding definitive agreement between the Company and ICM. Although these non-binding terms are subject to change, the Letter of Intent contemplates (a) a contract price in the amount of $45,500,000 for the cost of the plant expansion, subject to certain adjustments including adjustments to be made in accordance with the general conditions of the final definitive agreement; and (b) a commencement date for construction of the Plant Expansion Project of March 15, 2007. The Letter of Intent specifically excludes the construction of any additional grain handling and storage necessary for the expansion and any necessary expansion of the on-site rail spur.

The Letter of Intent requires the Company to pay ICM a down payment in the amount of 10% of the contract price. This down payment is to be paid as follows: (i) $2 million was due and paid by the Company upon execution of the Letter of Intent; (ii) another $2 million is due on the later of the date that the definitive agreement between ICM and the Company is signed or June 30, 2006; and (iii) the remaining balance of the down payment is due when the Company delivers its notice to proceed to ICM under the definitive agreement. Under certain circumstances, the down payment is refundable – except to the extent that ICM is required to use any portion of the down payment for costs and expenses incurred by it in connection with any preliminary work on the project requested or approved by the Company in writing.

The members’ approval of this Proposal 2 would authorize the Company’s Board of Directors to engage ICM to proceed with the Plant Expansion Project on terms substantially similar to the terms currently set forth in the Letter of Intent. The Company does not anticipate that basic terms of the final definitive agreement with ICM will be materially different than the terms of the Letter of Intent. However, the Board of Directors would have the necessary discretion to revise the proposed project in any non-material manner which the Board believes in its discretion is in the best interest of the Company and its members.

Possible Loss of Federal Small Producer’s Tax Credit

Husker Ag members have received the benefits of the federal small producer’s tax credit which is a $.10 per gallon of ethanol tax credit available for ethanol produced at plants with 60 million gallons or less of annual capacity. For the past several years, many Husker Ag members have been eligible to deduct from their federal income tax $.10 per gallon on the first 15 million gallons produced annually. However, the amount of any such credit received by a member must also be included in the gross income of the member for tax purposes. The small producer tax credit is scheduled to sunset December 31, 2010.

If the Company completes the Plant Expansion Project as presently proposed, Husker Ag will no longer qualify as a small producer and the small producer tax credit will end for Husker Ag members in the year that the Company’s total production capacity surpasses the 60 million gallon limit.

Proposal 2 Subject to Certain Conditions

The successful completion of the proposed Plant Expansion Project will be subject to a number of conditions, including the following:

(1)	approval of a supermajority (2/3rds) vote of the Husker Ag members of this Proposal 2;

(2)	the Company entering into a satisfactory definitive agreement with ICM;

(3)	member approval of Proposal 3 and the Company obtaining satisfactory debt financing from one or more lenders; and

(4)	the Company’s raising of sufficient equity capital from the proposed rights offering to existing Husker Ag members.

There can be no assurance each of these conditions will be met. If the Plant Expansion Project does proceed, there can be no assurance that the project will commence by March 15, 2007.

Approval of Proposal 2

The members’ approval of this Proposal 2 would authorize the Company’s Board of Directors to pursue the proposed Plant Expansion Project, and specifically authorize the Board of Directors to engage ICM to proceed with the Plant Expansion Project on terms substantially similar to the terms currently set forth in the Letter of Intent; provided, that the members would also authorize the Board of Directors to exercise the discretion necessary to revise the Plant Expansion Project in any non-material manner which the Board believes in its discretion is in the best interest of the Company and its members.

The adoption of this Proposal 2 requires the approval of those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. Members who neither submit a proxy nor attend the meeting, along with broker non-votes and abstentions, will not be counted as either a vote for or against this proposal, but will be equivalent to a vote against the proposal since the proposal requires a minimum of 10,213 votes in favor of the proposal. As indicated in the proxy, in the absence of instructions to the contrary, the proxies solicited by Management will be voted FOR this proposal submitted to the members by the Board of Directors.

Your Board recommends a vote FOR this Proposal 2.

PROPOSAL 3: APPROVAL OF DEBT FINANCING FOR PLANT EXPANSION PROJECT

General Background

The third proposal for the 2006 Annual Meeting is a proposal to authorize the Board of Directors to obtain debt financing for the Company’s proposed Plant Expansion Project and to authorize the Company to pledge all or substantially all of the Company’s assets to secure the debt financing.

As explained in greater detail below, the Board of Directors has approved the debt financing and related pledging of Company assets as required for the Plant Expansion Project and recommended that the proposed debt financing be submitted to the members for approval at the 2006 Annual Meeting. Specifically, the following resolution will be presented to the Company’s members at the Annual Meeting for this Proposal 3:

RESOLVED, that the members hereby approve the debt financing that is deemed necessary by the Company’s Board of Directors for the proposed Plant Expansion Project as described in the Company’s 2006 Proxy Statement including the pledging of all or substantially all of the Company’s assets for purposes of securing the debt. In addition, the members authorize the Company’s Board of Directors to take all actions as it deems necessary and desirable to negotiate the final terms of a debt financing arrangement with a lender.

Under the Company’s Operating Agreement, the pledging of all or substantially all of the Company assets for the proposed Plant Expansion Project must be approved by those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. In order to proceed with the proposed Plant Expansion Project, the Company will need to obtain bank financing for the construction of the plant expansion.

Bank Financing

The Company expects to borrow the majority of the costs associated with the Plant Expansion Project. The financial institution that finances the Plant Expansion Project will require the Company to pledge all or substantially all of the Company’s assets including the real estate on which the project is constructed. The Company also expects that any such debt financing will be subject to the Company’s ability to raise a sufficient amount of equity capital through the rights offering which is described above.

The Company is currently in negotiations with its principal lender Union Bank and Trust Company, Lincoln, Nebraska (“Union Bank”), for the financing of the construction of the proposed project. Union Bank has not made any commitment to lend money for the project.

Based upon the Company’s expectations for the cost of the project, the Company anticipates that it will borrow up to approximately 79% of total construction costs which will include ancillary costs in addition to the cost of the design build contract. This estimate is subject to change depending on many factors including the final cost of the Plant Expansion Project and the Company’s ability to raise equity capital from its members pursuant to the rights offering.

On April 6, 2006, the Company retained BBI International to provide a feasibility study for the proposed Plant Expansion Project. BBI International is a consulting company that specializes in evaluating projects in the ethanol and biodiesel industries. The Company expects that its ability to obtain financing for the proposed project from Union Bank or any other financial institution will be largely dependent upon the results of this feasibility study.

Proposal 3 Subject to Certain Conditions

The members’ approval of the debt financing and related pledging of the Company’s assets for the proposed Plant Expansion Project will be subject to a number of conditions, including the following:

(1)	approval of a supermajority (2/3rds) vote of the Husker Ag members of this Proposal 3;

(2)	the Company obtaining satisfactory financing from an appropriate lender;

(3)	member approval of Proposal 2 which is the proposed Plant Expansion Project;

(4)	the Company entering into a satisfactory definitive agreement with ICM; and

(5)	the Company’s raising of sufficient equity capital from the proposed rights offering to existing Husker Ag members.

There can be no assurance each of these conditions will be met.

Approval of Proposal 3

The members’ approval of this Proposal 3 would authorize the Company’s Board of Directors to (i) negotiate and execute loan documents for an interim construction loan to be replaced with a term loan for permanent financing of all or a substantial portion of the cost of the Plant Expansion Project; and (ii) authorize the pledging of all or substantially all of the Company’s assets to secure this debt. The Board of Directors would have the sole discretion necessary to determine the appropriate terms of such loan documents.

The adoption of this Proposal 3 requires the approval of those members holding more than two-thirds (2/3rds) of the Company’s total outstanding Membership Units, or a minimum of 10,213 units. Members who neither submit a proxy nor attend the meeting, along with broker non-votes and abstentions, will not be counted as either a vote for or against this proposal, but will be equivalent to a vote against the proposal since the proposal requires a minimum of 10,213 votes in favor of the proposal. As indicated in the proxy, in the absence of instructions to the contrary, the proxies solicited by Management will be voted FOR this proposal submitted to the members by the Board of Directors.

Your Board recommends a vote FOR this Proposal 3.

DESCRIPTION OF HUSKER AG MEMBERSHIP UNITS

Membership Units

Ownership rights in Husker Ag are evidenced by Membership Units. Each Membership Unit represents a pro rata ownership interest in Husker Ag’s capital, profits, losses and distributions and the right to vote and participate in the management of Husker Ag as provided in the Operating Agreement. Husker Ag maintains a membership register setting forth the name, address, capital contributions and number of units held by each member at its principal office. There are no limits under the Company’s Articles of Organization or Operating Agreement on the total amount of Membership Units that the Board of Directors may issue.

Any Membership Units issued in the rights offering would carry the same identical rights as the Membership Units currently issued to existing Husker Ag members.

As is explained in greater detail below, distributions are payable at the discretion of the Company’s Board of Directors. Holders of Membership Units have no conversion, preemptive or other subscription rights, and there are no sinking fund provisions with respect to the Membership Units. Members have limited redemption rights which are described below. Each outstanding Membership Unit is entitled to one vote on all matters submitted to a vote of the members except that members are entitled to cumulative voting for the election of directors as described below. The Company may be dissolved and liquidated upon the affirmative vote of all of the members of the Company. Subject to the terms of the Operating Agreement, upon liquidation, dissolution or winding up of the Company, the holders of our Membership Units are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Except as set forth below, there is no liability for further calls or for assessments by Husker Ag. The Membership Units have certain transfer restrictions as described below.

Distribution Policy

Distributions are payable at the discretion of our Board of Directors, subject to the provisions of the Nebraska Limited Liability Company Act and our Operating Agreement. The Board has no obligation to distribute profits, if any, to members. Since the Company’s ethanol plant became operational in March 2003, the Company has distributed $1,200 per Membership Unit to its members. There are no guarantees that there will be distributions in the future and the Company’s debt financing instruments for the Proposed Plant Expansion may place additional restrictions on the Company’s ability to pay distributions to our members in the future.

Redemption of a Member

A member may request a repurchase of his or her Membership Units by Husker Ag upon 60 calendar days’ prior written notice to the Board of Directors. The redemption price would be the “redemption value” of your interest in effect as of the date of receipt of your request for redemption. The Operating Agreement gives the Board of Directors the sole discretion to periodically set the redemption value. Husker Ag is not obligated to repurchase your Membership Units and the Company cannot assure you that Husker Ag would have sufficient liquidity to agree with any request for redemption, or that the Board of Directors in its discretion would agree to use Husker Ag’s cash on hand for such purpose. The redemption must be approved by the Board and the redemption must comply with all applicable IRS regulations. Upon any redemption which is approved, the member will receive a payment equal to the redemption value of his or her interest in Husker Ag as of the effective date of the redemption. But, if the remaining members of Husker Ag agree to dissolve Husker Ag, you will receive your share of the assets of Husker Ag instead of a redemption payment. Redemption transfers are subject to a determination by the Board that the transfer will not cause Husker Ag to be deemed a publicly traded partnership.

Cumulative Voting of Members

Each Membership Unit is entitled to one vote per unit except that voting is cumulative in the election of directors. With cumulative voting, each member is entitled to as many votes as the total number of units held of record by such member multiplied by the number of directors to be elected at the meeting. Each member is then entitled to cumulate his or her votes and cast all of them for one nominee or distribute them among any or all of the nominees in such proportion as the member may desire. The nominees receiving the highest number of votes on the foregoing basis, up to the total number of directors to be elected at the meeting, will be elected.

Cumulative voting permits owners holding a minority stake in a company to concentrate their votes in an attempt to secure representation on the board. Husker Ag’s Board of Directors consists of 13 members, which are divided into three classes of directors, with each class serving staggered three-year terms. As a result, approximately one-third of the Company’s Board is up for election each year. This classification of directors means that the likelihood that members owning a minority interest in the Company can elect a director by cumulating votes is mathematically reduced.

No Preemptive Rights

The Company’s Operating Agreement denies preemptive rights to members of Husker Ag. If the Company decides to issue additional Membership Units in the future, it could do so without first offering the additional units to you which would dilute your percentage of membership interests in Husker Ag. If the Company sells additional Membership Units, the sale price may be higher or lower than what you would be paying under the proposed rights offering and depending on the value of the units at the time of issuance, may dilute the value of your Membership Units. The proposed rights offering would avoid dilution of membership rights for the Company’s members who fully subscribe. However, if a member did not exercise his or her rights, and if the rights offering were fully subscribed (including oversubscription rights, if any, granted to other members), your percentage ownership of the Company’s Membership Units would be diluted by 50%.

Member Liability to Husker Ag

A member’s liability to the Company is limited as set forth in the Operating Agreement, the Nebraska Limited Liability Company Act and other applicable law. A member is not personally liable for any debts or losses of Husker Ag beyond his or her respective capital contributions as set forth in the Operating Agreement, except, if the member receives a distribution made by Husker Ag which is either:

(1)	in violation of the Operating Agreement, or
(2)	made when Husker Ag’s liabilities exceed its assets (after giving effect to the distribution),

The member remains liable to Husker Ag for a period of 6 years after such distribution for the amount of the distribution.

Restrictions on Transfer of Membership Units

A member’s ability to transfer his or her Membership Units is restricted to ensure that Husker Ag is not deemed a “publicly traded partnership” under IRS regulations and thus taxed as a corporation. In accordance with IRS publicly traded partnership regulations, the Membership Units are not traded on any established securities market. Under the Operating Agreement, no transfers may occur without the approval of the Board of Directors. The Board of Directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. These include:

(1)	transfers by gift;
(2)	transfers upon the death of a member;
(3)	intra-family transfers; and
(4)	other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding Membership Units.

In addition, members may transfer their units in accordance with Husker Ag’s Trading System. The Trading System is intended to match a list of interested buyers with a list of interested sellers, along with their non-firm price quotes. The Trading System does not automatically affect matches between potential sellers and buyers and it is the sole responsibility of sellers and buyers to contact each other to make a determination as to whether an agreement to transfer Husker Ag Membership Units may be reached. All transactions must comply with the Husker Ag Trading Systems Rules and Procedures, the Husker Ag Operating Agreement, and are subject to approval by the Husker Ag Board of Directors. The Husker Ag Trading System Rules and Procedures are available on the Husker Ag website, www.huskerag.com.

Any transfer in violation of the publicly traded partnership requirements or without the prior consent of the Board will be null and void.

Restrictive Legend on Membership Certificates

The Company places on all membership certificates or any other documents evidencing ownership of Husker Ag’s Membership Units, restrictive legends similar to the following:

The sale, pledge, hypothecation, assignment or transfer of the ownership interest represented by this CERTIFICATE OF OWNERSHIP is subject to the terms and conditions of the Operating Agreement of Husker Ag, LLC, as amended from time to time. Copies of the Operating Agreement may be obtained upon written request to the Board of Directors of Husker Ag, LLC.

Maximum Ownership Percentage

Under the Company’s Operating Agreement, no member can own more than 30% of the total issued and outstanding Membership Units. The calculation of this 30% limitation includes the number of Membership Units owned by the member and his or her spouse, children, parents, brothers and sisters, and any Membership Units owned by any corporation, partnership or other entity in which the member or the member’s family members owns or controls a majority of the voting power.

Modification of Member Rights

A member’s rights as a member of Husker are set forth in Husker Ag’s Articles of Organization and Operating Agreement, the Nebraska Limited Liability Company Act and other applicable law. Amendments to the Operating Agreement may be adopted upon the affirmative vote of two thirds of the members of the Board. The Operating Agreement may also be amended upon an affirmative vote of two-thirds majority in interest of the members. If the Board materially modifies or amends the Operating Agreement, the Board will send notice to the members of the material change within a reasonable period of time after the effective date of the modification or amendment.

Change of Control Limitations

There are limitations on the acquisition of the Company’s Membership Units and changes in control of Husker Ag. The Operating Agreement contains certain provisions that could delay, defer or prevent a change in control of Husker Ag, including the following:

(1)	Ownership Limit. Under the Operating Agreement, no member can own more than 30% of the Company’s total issued and outstanding Membership Units. This limitation may have the effect of precluding a change in control of Husker Ag by a third party, even if the change of control would be at a premium price for the members, or otherwise be in their best interests.

(2)	Staggered Board. The Board of Directors consists of 13 members, which are divided into three classes of directors, with each class serving staggered three-year terms. The classification of the Board of Directors into three classes will make it more difficult for members to change the composition of the Board of Directors because only a minority of the Directors can be elected at once. The staggered Board could also discourage a third party from attempting to obtain control of Husker Ag, even though this attempt might be beneficial to the members.

(3)	Limitations on Amending the Operating Agreement. The Operating Agreement may be amended only upon an affirmative vote of two-thirds of the members of the Board of Directors, or upon an affirmative vote of two-thirds majority in interest of the members. These supermajority voting requirements for amending the Operating Agreement make it more difficult to change the restrictions noted above which impede or prevent a change of control of Husker Ag.

(4)	Restrictions on Calling a Special Meeting of Members. The Operating Agreement permits a special meeting of members to be called by the Chairman of the Board, or by any three directors. If neither the Chairman nor three directors will call a special meeting, the Operating Agreement requires written demand by members holding 10% of the Company’s outstanding Membership Units to call a special meeting. This requirement may make it more difficult to for members holding small amounts of Membership Units to effect the call of a special meeting of members.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the Section 16(a) reports and amendments thereto furnished to the Company and on written representations that no Form 5 reports were required, the Company believes that during fiscal year 2005, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% members were complied with.

CODE OF ETHICS

The Company’s Principal Executive Officer, Principal Financial Officer and principal accounting officer or other persons performing similar functions, including the General Manager, are required to comply with the Company’s Code of Ethics, adopted by the Company Board of Directors. The purpose of the Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure that the Company’s business is conducted in a consistently legal and ethical manner. Concerns or complaints regarding ethical issues are treated on a confidential basis.

The Company will provide without charge to any person requesting a copy of its Code of Ethics. A written request for such report should be directed to Fredrick J. Knievel, Chairman of the Board and President, Husker Ag, LLC, 54048 Highway 20, Plainview, Nebraska 68769. The Company’s Code of Ethics was also filed as an Exhibit to the 2003 Form 10-KSB which was filed with the SEC on March 30, 2004, and which is available through the SEC’s web site (www.sec.gov).

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth the names and certain information with respect to each person who, as of April 10, 2006, was known by the Company to be the beneficial or record owner of more than five percent (5%) of the Company’s Membership Units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Membership Units	The Better Energy Company, LLC 638 51st Street Hills, Minnesota 56138	3,060	19.98%
Membership Units	Miltona Bay, LLC 108 Miller Circle Granite Falls, Minnesota 56241	940	6.14%
Membership Units	Agri-Energy, L.P. 502 South Walnut Ave. Luverne, Minnesota 56156	1,500	9.79%

NOMINATIONS TO THE BOARD OF DIRECTORS

In response to a request from the Company for nominees for directors to be elected at the 2006 Annual Meeting, the Company received the nomination of the following individual to the Company’s Board of Directors and the following nominee has consented to serve as director if elected. The following description is based on information provided by the nominee.

Thomas Rudloff, 43, born and raised in Creighton, Nebraska, is currently the Operations Manager for the North Central Public Power District and owns a farm just outside of Creighton. Prior to becoming Operations Manager, Mr. Rudloff worked at North Central Public Power District for 16 years as a Lineman, General Foreman, and Supervisor of Engineering Services and Purchases. In addition, he owns and operates A to Z Storage. He is currently a Board member of the Nebraska Energy Federal Credit Union as well as a member of Husker Ag, LLC. Mr. Rudloff holds a Bachelor of Science in Business Administration and a Masters in Business Administration from Wayne State College.

AUDIT MATTERS

BKD, LLP (“BKD”) was the Company’s independent registered public accounting firm for fiscal year ended December 31, 2005, and has audited the Company’s financial statements for each of the five years in the period ended December 31, 2005. A representative of the firm of BKD is not expected to be present at the Annual Meeting of Members. As described below, the Company recently retained Eide Bailly, LLP as its independent accountant for fiscal year 2006. A representative of the firm of Eide Bailly is also not expected to be present at the Annual Meeting of Members.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Effective March 31, 2006, the Company elected not to retain BKD as its independent accountant, to audit the Company’s financial statements for the year ending December 31, 2006. BKD audited the Company’s financial statements for each of the five years in the period ended December 31, 2005. On February 23, 2006, the Company’s Audit Committee recommended to the Board of Directors the dismissal of BKD upon its completion of the audit and the filing of the Form 10-K for the year ended December 31, 2005 and the retention of Eide Bailly LLP (“Eide Bailly”) as the Company’s independent accountant for fiscal year 2006. The Board of Directors approved the Audit Committee’s recommendations on February 28, 2006, subject to acceptance by Eide Bailly of its engagement. On April 5, 2006, Eide Bailly accepted its appointment as the Company’s independent accountant.

For the fiscal years ended December 31, 2004 and 2005, BKD’s reports on such financial statements did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Since inception through the date this Current Report was filed, there were no disagreements with BKD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of BKD, would have caused BKD to make reference to the subject matter of the disagreement in connection with its report, and there were no reportable events as described Item 304(a)(1)(v) of Regulation S-K.

The Company previously provided BKD with a copy of the disclosure it is making in this section, and BKD furnished the Company with a letter dated April 5, 2006, addressed to the SEC stating that it agrees with the statements made by the Company in this section of the Proxy Statement, which relate specifically to BKD. The Company filed a copy of BKD’s letter as Exhibit 16.1 to its Form 8-K, Current Report dated March 31, 2006, which was filed with the SEC on April 6, 2006.

As noted above, on April 5, 2006, Eide Bailly accepted its appointment as the Company’s independent accountant to audit its financial statements for the year ending December 31, 2006. Except as noted below, during the two most recent fiscal years ended December 31, 2005, and the subsequent interim period preceding such engagement, neither the Company nor anyone on its behalf has consulted with Eide Bailly regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Eide Bailly provide to the Company a written report or oral advice regarding such principles or audit opinion; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In 2005, Eide Bailly met with the Company to discuss the general requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the implementation of internal control testing mandated by SOX. In connection with the SOX discussions, the Company and Eide Bailly discussed the Company’s revenue recognition policies. No written report or oral advice was provided by Eide Bailly resulting from these discussions that was an important factor considered by the Company in reaching any decision as to any accounting, auditing, or financial reporting issue. Further, as a result of the SEC’s extension of the Section 404 rule compliance dates, the Company did not engage Eide Bailly as its SOX consultant or for any other purpose. The Company voluntarily provided Eide Bailly with a copy of the disclosure it is making in this section and has provided Eide Bailly the opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarifications, or the respects in which it disagrees with any statements made herein.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any member of Husker Ag who desires to contact the Board of Directors, or any individual director, of Husker Ag may do so by writing to the Husker Ag, LLC Board of Directors, 54048 Highway 20, Plainview, Nebraska 68769. Communications should be addressed to the Chairman of the Board of Directors, or to the individual director’s name.

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Members, it encourages directors to attend. All but one of the current Husker Ag, LLC directors attended the 2005 Annual Meeting of Members.

MEMBERS’ PROPOSALS

Any member proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 2007 Annual Meeting of Members must be received by the Company no later than January 4, 2007, which date is estimated to be approximately 120 days prior to the date of the release of the Company’s Proxy Statement to members for the 2007 Annual Meeting of Members. The proposal must be in accordance with the provisions of 14a-8 promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail—return receipt requested. Members who intend to present a proposal at the 2007 Annual Meeting of members without including such proposal in the Company’s Proxy Statement must provide the Company notice of such proposal no later than February 28, 2007. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the Membership Units covered by the proxy in the accompanying form will be voted on such matter in accordance with the best judgment of the persons acting under such proxy.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This Proxy Statement incorporates by reference the documents listed below that Husker Ag has filed previously with the SEC. They contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, including audited financial information;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, including the interim financial information; and

•	The Company’s Current Report on Form 8-K dated March 31, 2006, which was filed with the SEC on April 6, 2006, including a copy of BKD’s letter to the SEC attached as Exhibit 16.1 to the Form 8-K.

Copies of each of these documents are being mailed to our members with this Proxy Statement.

The Company will provide without charge to each member solicited an additional copy of any and all additional information that is incorporated by reference. A written request for such reports should be directed to Fredrick J. Knievel, Chairman of the Board and President, Husker Ag, LLC, 54048 Highway 20, Plainview, Nebraska 68769. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of Membership Units in the Company on April 10, 2006. Exhibits to the Form 10-Q and Form 10-K, as amended, which are not incorporated by reference in this Proxy Statement, will be mailed upon similar request and payment of specified fees.

These documents are also included in the Company’s SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Fredrick J. Knievel,

Chairman of the Board

                        , 2006

TO BE CERTAIN THAT YOUR MEMBERSHIP UNITS WILL BE REPRESENTED AT THE 2006 ANNUAL MEETING OF MEMBERS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY BY FAX (402) 582-3888 OR IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

APPENDIX I

LETTER OF INTENT WITH ICM, INC.

February 23, 2006

Husker Ag, LLC

54048 Highway 20

Plainview, NE 68769

Gentlemen:

This Letter of Intent sets forth our understanding as to the proposed terms upon which Husker Ag, LLC (the “Company”) would retain ICM, Inc., a Kansas corporation (“ICM”), to provide certain services related to the design, construction and start-up of a facility to process corn or grain sorghum into ethanol at a nameplate capacity of forty million gallons per year of denatured alcohol to be located in or near Plainview, Nebraska (the “Facility”). This letter is not a binding or legally enforceable agreement, except for the provisions of sections 6-11 which the parties intend to be enforceable and binding and that the rights and obligations contained in such sections will inure to the benefit of the parties and their successors and assigns.

The rights and obligations of the parties with respect to the Facility will be set forth in one or more separate agreements to be executed by the parties (the “Definitive Agreement”). The completion of the Definitive Agreement is subject to and contingent upon the parties reaching agreement on the terms and conditions thereof. After this letter of intent is executed by the Company and returned to ICM together with the down payment set forth in section 6, the parties will enter into good faith negotiations for the preparation of the Definitive Agreement. Either party may terminate such negotiations at any time and for any reason.

In connection with this letter of intent and the Definitive Agreement, the parties agree as follows:

Section 1. Scope of Services.

A. Company Provided Services (not ICM’s responsibility). The services to be provided by the Company in connection with the Facility shall include, but not be limited to, the following:

a)	Implement a legal business structure and hold regular meetings for the purpose of developing and operating the Facility.
b)	Development and implementation of a financing strategy for the capital needs of the Facility.
c)	Develop financial options, including associated costs and technical aspects.
d)	Provide credit and rating analyses, submissions, presentations, etc.
e)	Develop a pre-financial close budget and schedule.
f)	Prepare a development business plan.
g)	Negotiate key contracts including insurance, marketing and/or sales contracts.
h)	Provide and/or acquire all other services needed for the design, construction, start-up and/or operation of the Facility not furnished by ICM.
i)	Other items agreed to between the parties.

B. ICM Services. The services to be provided by ICM in connection with the Facility shall include, but may not be limited to, the following:

a)	Preparation of the Definitive Agreement for the design, construction and start-up of the Facility that includes a preliminary schedule.

b)	Assist the Company in the development of a business plan.
c)	Assist the Company with obtaining the financing of the Facility.
d)	Assist the Company in the process of site evaluation and selection.
e)	Assist the Company in all phases of the permitting process including taking a lead role in obtaining all required permits for the design, construction and start-up of the Facility (this service is not included in the compensation set forth in Section 2).
f)	Design, construct and start-up the Facility in accordance with the Definitive Agreement.
g)	Other items agreed to in the Definitive Agreement.

ICM will not limit its assistance to the services specifically enumerated above, but will extend its services and assistance as reasonably required and requested by the Company to provide for the successful implementation of the plan of financing and the design, construction and start-up of the Facility.

Section 2. Compensation. For ICM’s services in connection with the design, construction and starting-up of the Facility, the Company shall pay to ICM a lump sum amount of Forty Five Million Five Hundred Thousand Dollars ($45,500,000), which may be adjusted to take into account increased costs of materials, equipment, local labor and change orders. This price includes one ICM gas fired dryer and recuperative thermal oxidizer and excludes rail, grain handling and storage, DDGS building and administration building. The excluded items will be designed by the Company with assistance as requested. Price includes standard wet cake pad. Final design by the owner of the wet cake pad may require a price adjustment to be addressed in the definitive agreement.

Section 3. Commencement Date. ICM will commence the construction of the Facility by pouring concrete on or before March 15, 2007.

Section 4. Change in Compensation and Commencement Date. The foregoing compensation and commencement date are subject to change by ICM if (i) the Company fails to timely execute and return this letter of intent together with the down payment set forth in section 6, (ii) the Company fails to execute and deliver the Definitive Agreement together with the down payment set forth in section 6 at least sixty (60) days prior to such commencement date, or (iii) the Company fails to deliver the notice to proceed and any remaining amount of the down payment required under the Definitive Agreement on or before such commencement date.

Section 5. License. The Definitive Agreement will include a license which authorizes the Company to use the proprietary technology and information of ICM solely in connection with the Company’s ownership and operation of the Facility and which restricts the disclosure of such technology and information. The cost of such license is included in the compensation set forth in section 2.

Section 6. Down Payment. The down payment is ten percent (10%) of the compensation payable to ICM. Upon execution and delivery of this letter of intent by the Company, the Company shall pay Two Million Dollars ($2,000,000) (US) of that down payment to ICM which may be used by ICM to pay any costs and expenses incurred by ICM in connection with any preliminary work on the Facility requested or approved by the Company in writing. In the event the Definitive Agreement is not executed for any reason, any remaining amount of this initial payment after payment of such costs and expenses and any reimbursement under section 11 will be promptly returned to the Company. In the event the Definitive Agreement is executed, this initial payment shall be credited toward the compensation and down payment payable to ICM under the Definitive Agreement. The Company shall pay an additional Two Million Dollars ($2,000,000) (US) of the down payment to ICM on or before the later of the following: (i) execution of the Definitive Agreement; or (ii) nine (9) days after the Company’s 2006 annual meeting of members currently scheduled for May 22, 2006, but in no case under this subsection (ii) shall such date be extended beyond June 30, 2006. The Company shall pay the remaining amount of the down payment to ICM when the Company delivers the notice to proceed to ICM under the Definitive Agreement.

Section 7. Independent Contractor. ICM is an independent contractor and its employees or agents shall not be considered employees or agents of the Company. ICM and the Company shall not be considered partners, joint venturers or co-investors as a result of this letter of intent or the Definitive Agreement.

Section 8. Confidentiality. In connection with this letter of intent and the negotiation and preparation of the Definitive Agreements, ICM may disclose to Company all or part of its proprietary technology or information concerning the design, construction, start-up and/or operation of ethanol plants. Company shall keep such technology and information confidential and shall use all best efforts to maintain such technology and information as secret and confidential. Company agrees not to use or copy, and not to disclose any such proprietary technology or information to any person or entity without the prior written consent of ICM, which consent may be withheld at the sole discretion of ICM. Company agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of, resulting from or relating to any unauthorized disclosure or use of such technology or information by Company and/or its agents or representatives. This obligation shall survive the termination of this letter of intent and, if Definitive Agreements are executed, shall be superseded by the terms of the license discussed in Section 5.

The proprietary information and technology of ICM includes, but is not limited to:

1.	Process Flow Diagrams (PFD) (Mass and energy balance).
2.	Process and Instrument Diagrams (P&ID).
3.	The combination of the distillation, evaporation and alcohol dehydration technology, specifications and operating procedures.
4.	The combination of the dryer, energy center and emission control technology integration specifications and operating procedures.
5.	The configuration of the plant computer system commonly known as the Distributed Control System (DCS), including set points, high and low set points, ranges, alarms, graphical interfaces and other designs provided by ICM.
6.	Any other documents marked as proprietary, confidential or words of similar import.

Company recognizes that ICM has devoted and continues to devote a great deal of time, effort and money to maintaining the value and secrecy of ICM’s proprietary technology and information, and that virtually all technology and information used by ICM in its business derives economic value from not being generally known to, and not being readily ascertainable by proper means by other persons. Company agrees to preserve the confidentiality of all technology and information furnished to Company by ICM and/or its agents or representatives. Company specifically agrees that (a) a breach by Company and/or its agents or representatives of this section would cause irreparable harm; and (b) that it would be impossible to attempt to determine the full amount of monetary damages that would be required to compensate ICM for any breach by Company and/or its agents or representatives. Accordingly, in addition to any other relief to which ICM may be entitled, Company agrees that ICM is entitled to seek injunctive relief to prevent a breach or threatened breach of this section without the necessity of proving actual monetary loss or posting any bond.

The proprietary information and technology of ICM shall specifically exclude (i) any procedures, techniques, processes and other information relating to the operation of Company’s existing or expanded plant developed by Company at any time during its operation of its plants from sources other than ICM’s proprietary property and (ii) information in the public domain through no fault of Company, its employees or agents. The foregoing exclusions shall not apply to printed materials containing proprietary property that are provided by ICM pursuant to any agreement between the parties and designated as proprietary and/or confidential including, but not limited to, the Operations and Maintenance Manuals. Company shall not be relieved of its obligations of confidentiality because the proprietary property is embraced by more general information that falls within any one or more of the foregoing exclusions, nor shall any combination of items of proprietary property be deemed to be within the exclusions merely because individual items of information are within the exclusions.]

Section 9. Legal and Financial Advice. None of the services contemplated in this letter of intent or the Definitive Agreement shall be construed as or a substitute for legal, investment banking or accounting services or advice.

Section 10. Controlling Law. The laws of the State of Kansas will govern the validity, construction and interpretation of the terms and provisions of this letter of intent and the Definitive Agreement. Any legal action brought to enforce or construe the provisions of this letter of intent or the Definitive Agreement shall be brought in the federal or state courts located in Wichita, Kansas and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts.

Section 11. Expense Reimbursement. The Company agrees to reimburse ICM for all attorneys’ fees and employee time (based upon ICM’s then standard published schedule of hourly rates for employees) incurred in connection with the preparation and negotiation of the Definitive Agreement to the extent the aggregate amount thereof exceeds Thirty Thousand Dollars ($30,000.00). In the event the Definitive Agreement is not executed for any reason, the Company further agrees that ICM may set off and pay such amounts from the down payment received by ICM from the Company under section 6.

If the foregoing correctly sets forth our understanding with respect to the proposed services, please sign and return four copies of this letter to us together with the down payment set forth in section 6 on or before March 31, 2006. Following receipt, ICM will work with you to begin preparation of the Definitive Agreement.

Section 12. SEC Filings. Notwithstanding any provision in this letter of intent to the contrary, the parties acknowledge that the Company is subject to SEC filing requirements, and therefore the Company may disclose this letter of intent and its terms in accordance with the rules and regulations of the Securities and Exchange Commission, but only if the disclosure is required by applicable law.

Very truly yours,

ICM, Inc.

By:	/S/ DAVE VANDERGRIEND
Its: President

Duly executed and agreed to this 4th day of April, 2006.

Husker Ag, LLC

By:	/S/ FREDRICK J. KNIEVEL
Its: Chairman of the Board

HUSKER AG, LLC

54048 Highway 20

Plainview, Nebraska 68769

REVOCABLE PROXY

for

2006 ANNUAL MEETING OF MEMBERS

                        , 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUSKER AG, LLC. The undersigned acknowledges receipt of the Notice of Annual Meeting of Members and the accompanying Proxy Statement, each dated                      , 2006, and any adjournments thereof, and appoints Robert E. Brummels, David Stearns and Leonard Wostrel, and each of them with full power of substitution, as the proxies of the undersigned to represent the undersigned and to vote all membership units of Husker Ag, LLC which the undersigned would be entitled to vote if personally present at the Annual Meeting and any adjournments.

This Proxy is revocable and the undersigned may revoke it at any time prior to the beginning of the Annual Meeting by giving either personal or written notice of such revocation to Mr. Fredrick J. Knievel, Chairman of the Board and President of Husker Ag, LLC, at the Company’s offices at 54048 Highway 20, Plainview, Nebraska 68769, or to the person designated as the Corporate Secretary, Leonard Wostrel, at the commencement of the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR PROPOSALS 2 AND 3.

NOTE: The proxies reserve the right to cumulate the votes cast by proxy in the director election and distribute them among the director nominees in their discretion. The proxies of the undersigned may vote according to their discretion on any other matter that may properly be brought before the Annual Meeting or any adjournment thereof.

You may elect to fax this proxy to Husker Ag, LLC. A faxed copy of your signature is legally sufficient to count your vote by proxy. If you fax it back, there is no need to mail the original.

PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY TO

HUSKER AG, LLC

BY FAXING THE PROXY TO (402) 582-3888

or

MAILING THE PROXY IN THE

ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE

REVOCABLE PROXY
for
2006 ANNUAL MEETING OF MEMBERS
, 2006	Signature

Please sign exactly as the name appears on your membership certificate. When signing as attorney, personal representative, trustee, or guardian, please give full title. All joint owners and trustees must sign. If the signer is a corporation or other entity, please sign in full the corporation or other entity name, by a duly authorized officer/representative.	Printed Name

Signature if held jointly/Signature of Co-Trustees

Printed Name

Signature if held jointly/Signature of Co-Trustees

Printed Name

Dated this day of , 2006

☒ Please mark vote as in this example.

PROPOSAL 1: Election of Directors. (Check only one box below. You may withhold authority to vote for any one or more of the following nominees by striking through the name of the nominee.)

☐	FOR all of the Class II nominees listed below (except as indicated) to serve a three year term

Stanley Gyberg	Mike Kinney
J. Alex Thramer	Gerald Winter

☐	WITHHOLD AUTHORITY to vote for ALL nominees listed above

YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINATED DIRECTOR.

PROPOSAL 2: Approval of the Proposed Plant Expansion Project – Approve the Plant Expansion Project, including the Letter of Intent with ICM, Inc.

☐         FOR                 ☐         AGAINST                 ☐     ABSTAIN

YOUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL

PROPOSAL 3: Approval of the Debt Financing for the Proposed Plant Expansion Project – Approve the debt financing for the proposed Plant Expansion Project, including the pledge of all or substantially all of the Company’s assets to secure such debt.

☐         FOR                 ☐         AGAINST                 ☐     ABSTAIN

YOUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.